Exhibit 10.1

FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of February 21, 2025 (the “Fifth Amendment Effective Date”), is entered into by and among BLUEBIRD BIO, INC., a Delaware corporation (“Company”), and each other Person that has delivered a Joinder Agreement from time to time party to the Existing Loan Agreement (together with Company, individually or collectively, as the context may require, “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Existing Loan Agreement (each, a “Lender”, and collectively “Lenders”) that are party hereto and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and Lenders (in such capacities, including any successors or permitted assigns, “Agent”).

A. Borrower, Lenders and Agent are parties to that certain Loan and Security Agreement, dated as of March 15, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time to date, including by that certain First Amendment to Loan and Security Agreement dated as of April 30, 2024, that certain Second Amendment to Loan and Security Agreement dated as of July 9, 2024, that certain Third Amendment to Loan and Security Agreement dated as of August 13, 2024, and that certain Fourth Amendment to Loan and Security Agreement dated as of August 29, 2024, the “Existing Loan Agreement” and the Existing Loan Agreement, as amended by this Amendment, the “Amended Loan Agreement”).

B. Borrower has requested that Agent and the Required Lenders make certain amendments to the Existing Loan Agreement as further set forth herein, including modification of the requirements of Section 7.21(a) of the Existing Loan Agreement.

C. Although Agent and Required Lenders are not under any obligation to do so, Agent and Required Lenders are willing to make certain amendments to the Existing Loan Agreement as further set forth herein (including modification of the requirements of Section 7.21(a) of the Existing Loan Agreement), in each case on the terms and conditions set forth in this Amendment, so long as Borrower complies with the terms, covenants and conditions set forth in this Amendment.

SECTION 1 Definitions; Interpretation.

(a) Defined Terms. All capitalized terms used in this Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Amended Loan Agreement.

(b) Rules of Construction. The rules of construction that appear in Section 1.3 of the Amended Loan Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

SECTION 2 [Reserved].

SECTION 3 Amendments to the Existing Loan Agreement.

(a) The Existing Loan Agreement shall be amended as follows effective as of the date hereof (except as otherwise noted):

(i) The following defined terms are hereby added, in appropriate alphabetical order, or amended and restated, as applicable, in Section 1.1 of the Existing Loan Agreement, as set forth below:

“Excluded Account” means any of the following accounts which are designated as such in writing to Agent as of the Fifth Amendment Effective Date and subject to verification by Agent (including supporting documentation requested by Agent): (i) accounts used exclusively to maintain cash collateral subject to a Permitted Lien, (ii) any payroll, payroll taxes or other employee wage and benefits account (excluding, in each case, any amounts for severance payments), provided that the aggregate balance of all such accounts shall not exceed the lesser of (x) the amount of all payroll, payroll taxes or related wage or benefit payments required to be made in the two (2) next payroll periods (and such additional amounts as may be required by any applicable law or financial institution with respect to such account) and (y) Four Million Five Hundred Thousand Dollars ($4,500,000), and (iii) any zero balance account.

“Fifth Amendment” means that certain Fifth Amendment to Loan and Security Agreement, by and among Borrower, Lenders and Agent, dated as of the Fifth Amendment Effective Date.

“Fifth Amendment Effective Date” means February 21, 2025.

“Qualified Cash” means an amount equal to at any time after the end of the period set forth in Schedule 7.26 (as may be extended as set forth therein), the amount of the Loan Parties’ Cash held in accounts subject to an Account Control Agreement in favor of Agent.

(ii) The following defined term and its definition is hereby deleted from Section 1.1 of the Existing Loan Agreement:

“Qualified Cash A/P Amount”

(iii) Section 7.1 of the Existing Loan Agreement is hereby amended by (A) deleting “and” at the end of subsection (l) thereof, (B) deleting the period at the end of subsection (m) thereof and replacing it with “; and” and (C) adding the following subsection (n) immediately following subsection (m) thereof to read as follows:

“(n) no less often than weekly, to be delivered on Wednesday each week, in each case in form and substance reasonably satisfactory to Agent, (i) a rolling 13 week cash flow forecast, and (ii) a comparison report, setting forth any variance (as compared to the projections in the 13-week cash flow forecast delivered for the preceding period) of the aggregate cash disbursements actually made by Borrower and the cash receipts actually received by Borrower, certified by the chief financial officer (or other officer with similar duties) and/or chief financial officer or other duly authorized officer of Borrower acceptable to Agent in its sole discretion, additionally, Agent shall have the right for follow-ups with any consultant, financial advisor, or other appropriate Person assisting with the preparation of the rolling 13 week cash flow forecast.”

(iv) Section 7.12 of the Existing Loan Agreement is hereby amended and restated to read as follows:

“7.12 Deposit Accounts.

(a) The Loan Parties shall not maintain any Deposit Accounts or accounts holding Investment Property (other than Excluded Accounts), except with respect to which Agent has an Account Control Agreement. In addition, from the date beginning three (3) Business Days (or such later date as Agent may agree in its sole discretion) after the Fifth Amendment Effective Date until the date which the Change of Control contemplated by the Merger Agreement shall have occurred, the Loan Parties shall not maintain (i) more than three (3) Deposit Accounts holding more than Fifty Thousand Dollars ($50,000) (other than Excluded Accounts), nor (ii) any accounts holding Investment Property (other than (x) Excluded Accounts and (y) accounts with an aggregate balance of less than One Hundred Thousand Dollars ($100,000)).

(b) Subsidiaries that are not Loan Parties shall not hold Cash in an aggregate amount greater than or equal to (i) at any time from the date that is seven (7) Business Days (or such later date as Agent may agree in its sole discretion) after the date on which Borrower receives approval from the applicable Governmental Authorities for the repatriation of Cash from Switzerland in connection with the Permitted Restructuring up to and until completion of the Permitted Restructuring, Eight Hundred Thousand Dollars ($800,000) on any day and (ii) at any time after completion of the Permitted Restructuring, Two Hundred Fifty Thousand Dollars ($250,000) on any day; provided, that Borrower shall use commercially reasonable efforts to cause the Permitted Restructuring to be completed; provided further if intercompany transfers are required to complete the Permitted Restructuring, subject to Agent’s written consent in its sole discretion, such allowable limits may be temporarily increased for the purpose of completing the Permitted Restructuring. Notwithstanding the above, if a Loan Party or any of its Subsidiaries receives any tax refund, the allowable limits shall be increased by the amount of the tax refund received.

(c) Borrower shall deposit into an account that is subject to an Account Control Agreement any cash collateral securing that certain letter of credit for Borrower’s leased property at 50 Binney Street, Somerville, MA 02142 upon the termination or release thereof.

(d) Borrower shall, no later than the Fifth Amendment Effective Date and at all times thereafter, provide Agent with view-only access to each of its Deposit Accounts or any accounts holding Investment Property.”

(v) Section 7.21(a) of the Existing Loan Agreement is hereby amended and restated to read as follows:

“(a)

(i) Borrower shall not, at any time after the Fifth Amendment Effective Date, maintain Qualified Cash in an amount less than the amount for the relevant week, in each case as identified in the table set forth on Schedule 7.21(a); provided that the required amounts in the table set forth on Schedule 7.21(a) shall be reduced from time to time on a dollar-for-dollar basis by an amount equal to the “Parent Termination Fee” (as defined in the Merger Agreement) that would be payable if the Merger Agreement were terminated at such time pursuant to Section 9.1(b)(i)(A) thereof; provided further, that (x) if Borrower fails to maintain Qualified Cash in the amount required pursuant to this Section 7.21(a) (including but not limited to as a result of the aggregate disbursements in respect of accounts payable made on or after the Fifth Amendment Effective Date having exceeded the aggregate amount of such disbursements forecasted to be made during the applicable period in the “13 Week Cash Flow Forecast” provided by Borrower to Parent (as defined in the Merger Agreement) on February 20, 2025), there shall be no breach of this Section 7.21(a) for an initial period of forty-eight (48) hours commencing upon such failure, during which time Agent and Borrower shall use good faith efforts to discuss alternative plans, including the timing of anticipated collections from product deliveries to enable Borrower to return to compliance within a time frame acceptable to Agent in its sole discretion and (y) if Borrower fails to maintain, or reasonably expects that it will fail to maintain, Qualified Cash in the amount required as a result of the Borrower having received less than $30 million of Qualified Cash in connection with the transactions contemplated by the Termination Agreement dated as of February 7, 2025, by and among Borrower, Aventis Inc., Meta Platforms, Inc., and ARE-MA Region No. 102 Owner, LLC, then Borrower and Agent shall negotiate in good faith downward adjustments to Schedule 7.21(a) to account for the foregoing shortfall in receipts, and there shall be no breach of this Section 7.21(a) for so long as they are continuing to negotiate such adjustments in good faith.

(ii) If Borrower makes a redemption or any other cash payment in respect of Permitted Convertible Debt, subject to satisfaction of the Redemption Conditions, Borrower shall, at all times thereafter, maintain Qualified Cash in the amount required by the defined term “Redemption Conditions.”

(vi) The following sentence is hereby added to the end of the last paragraph of Section 7.21 of the Existing Loan Agreement:

“Further, notwithstanding the foregoing, the requirements of Section 7.21(b) shall be waived from the Fifth Amendment Effective Date until the termination of the Merger Agreement (other than as a result of the consummation of the Merger (as defined in the Merger Agreement)).”

(vii) New Section 9.11 is hereby added immediately following Section 9.10 of the Existing Loan Agreement to read as follows:

“9.11 Merger Agreement. (a) At any time following the entry into that certain Agreement and Plan of Merger, dated as of February 21, 2025 (the “Merger Agreement”) by and among Beacon Parent Holdings, L.P., Beacon Merger Sub, Inc. and the Company in form and substance acceptable to Agent (it being agreed that the Merger Agreement delivered to the Agent on the Fifth Amendment Effective Date is in form and substance acceptable to Agent), the Merger Agreement shall have been either terminated (other than as a result of the consummation of the Merger) or amended in a manner materially adverse to the Lenders (in their capacities as such) or (b) the Change of Control contemplated by the Merger Agreement shall not have occurred on or prior to the latest of (x) Initial Termination Date, (y) if applicable, First Extended Termination Date, and (z) if applicable, Second Extended Termination Date (each as defined in the Merger Agreement as in effect on the date hereof) (or such later date as Agent may agree in its sole discretion).”

(viii) New Schedule 7.21(a) is hereby added immediately following Schedule 5.14 of the Existing Loan Agreement in the form of Schedule 7.21(a) attached hereto.

(b) Parent Termination Fee. Any Parent Termination Fee (as defined in the Merger Agreement (as defined in the Amended Loan Agreement)) paid to Agent or any Lender in accordance with Section 9.3(d) of the Merger Agreement shall be treated as a voluntary prepayment of the Advances and applied in accordance with Section 2.4 of the Amended Loan Agreement.

(c) References Within Amended Loan Agreement. Each reference in the Amended Loan Agreement to “this Agreement” and the words “hereof,” “herein,” “hereunder,” or words of like import, shall mean and be a reference to the Amended Loan Agreement. This Amendment shall be a Loan Document. Any failure by Borrower to perform any obligation under this Amendment shall constitute an Event of Default under the Amended Loan Agreement.

SECTION 4 Conditions to Effectiveness. The effectiveness of this Amendment shall be subject to satisfaction of each of the following conditions precedent:

(a) Agent shall have received this Amendment, executed by Agent, Required Lenders, and Borrower;

(b) Agent shall have received a copy of resolutions of each Borrower’s Board of Directors, certified by an officer of such Borrower, evidencing approval of the transactions contemplated by this Amendment and the Amended Loan Agreement; and

(c) immediately after giving effect to this Amendment, the representations and warranties contained in Section 5 hereof shall be true and correct on and as of the Fifth Amendment Effective Date as though made on and as of such date.

SECTION 5 Representations and Warranties. To induce Agent and Lenders to enter into this Amendment, Borrower hereby confirms, as of the date hereof and immediately after giving effect to this Amendment, (a) that the representations and warranties made by it in Section 5 of the Amended Loan Agreement and in the other Loan Documents are true and correct in all material respects (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date); provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and (b) that there has not been and there does not exist a Material Adverse Effect.

SECTION 6 Miscellaneous.

(a) Loan Documents Otherwise Not Affected; Reaffirmation. Except as expressly amended pursuant hereto or referenced herein, the Existing Loan Agreement and the other Loan Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects. Lenders’ and Agent’s execution and delivery of, or acceptance of, this Amendment shall not be deemed to create a course of dealing or otherwise create any express or implied duty by any of them to provide any other or further amendments, consents or waivers in the future. Agent’s or Lender’s failure at any time to require strict performance by Borrower of any provision shall not affect its right thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by officers of Agent and Required Lenders. Borrower hereby reaffirms the security interest granted pursuant to the Loan Documents and hereby reaffirms that such grant of security in the Collateral granted as of the Closing Date continues without novation and secures all Secured Obligations under the Amended Loan Agreement and the other Loan Documents. Borrower acknowledges and agrees that it does not have any defense, set-off, counterclaim or challenge against the payment of any sums owing under the Existing Loan Agreement and the other Loan Documents, or the enforcement of any of the terms or conditions thereof.

(b) Conditions. For purposes of determining compliance with the conditions specified in Section 4 hereof, each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the date hereof specifying its objection thereto.

(c) Release. In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, on behalf of itself and its successors and assigns, hereby fully, absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender, and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, Lenders and all such other persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower, or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Existing Loan Agreement, or any of the other Loan Documents or transactions thereunder or related thereto (collectively, the “Released Claims”). Borrower waives the provisions of California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above. The provisions of this section shall survive payment in full of the Secured Obligations, full performance of all the terms of this Amendment and the other Loan Documents.

In addition to the release contained above, and not in limitation thereof, Borrower hereby agrees that it will never prosecute, nor voluntarily aid in the prosecution of, any action or proceeding relating to the Released Claims, whether by claim, counterclaim or otherwise. If, and to the extent that, any of the Released Claims are, for any reason whatsoever, not fully, finally and forever released and discharged pursuant to the terms above, Borrower hereby absolutely and unconditionally grants, sells, bargains, transfers, assigns and conveys to Agent all of the Released Claims and any proceeds, settlements and distributions relating thereto.

(d) No Reliance. Borrower hereby acknowledges and confirms to Agent and Lenders that Borrower is executing this Amendment on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.

(e) Binding Effect. This Amendment binds and is for the benefit of the successors and permitted assigns of each party.

(f) Governing Law. This Amendment and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

(g) Complete Agreement; Amendments. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

(h) Severability of Provisions. Each provision of this Amendment is severable from every other provision in determining the enforceability of any provision.

(i) Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Amendment. Delivery of an executed counterpart of a signature page of this Amendment by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

(j) Electronic Execution of Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Amendment and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the California Uniform Electronic Transaction Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(k) Inconsistencies. To the extent of any inconsistency between the terms and conditions of this Amendment and the terms and conditions of the Existing Loan Agreement and the other Loan Documents, the terms and conditions of this Amendment shall prevail.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, as of the date first above written.

BORROWER:

BLUEBIRD BIO, INC.

Signature:	/s/ Andrew Obenshain
Print Name:	Andrew Obenshain
Title:	President and Chief Executive Officer

[Signature Page to Fifth Amendment to Loan and Security Agreement]

AGENT:

HERCULES CAPITAL, INC.

Signature:	/s/ Seth Meyer
Print Name:	Seth Meyer
Title:	Chief Financial Officer

LENDERS:

HERCULES CAPITAL, INC.

Signature:	/s/ Seth Meyer
Print Name:	Seth Meyer
Title:	Chief Financial Officer

HERCULES PRIVATE CREDIT FUND 1 L.P.

By: Hercules Adviser LLC, its Investment Adviser

Signature:	/s/ Seth Meyer
Print Name:	Seth Meyer
Title:	Chief Financial Officer

HERCULES PRIVATE GLOBAL VENTURE GROWTH FUND I L.P.

By: Hercules Adviser LLC, its Investment Adviser

Signature:	/s/ Seth Meyer
Print Name:	Seth Meyer
Title:	Chief Financial Officer

[Signature Page to Fifth Amendment to Loan and Security Agreement]

SCHEDULE 7.21(a)

REQUIRED MINIMUM QUALIFIED CASH

Week beginning - ending	Qualified Cash*
February 23, 2025 – March 1, 2025	$55,000,000
March 2, 2025 - March 8, 2025	$52,000,000
March 9, 2025 – March 15, 2025	$49,000,000
March 16, 2025 – March 22, 2025	$46,000,000
March 23, 2025 – March 29, 2025	$43,000,000
March 30, 2025 – April 5, 2025	$41,000,000
April 6, 2025 – April 25, 2025	$39,000,000
April 26, 2025 – thereafter	$37,000,000

*	The required amounts in the table set forth on Schedule 7.21(a) shall be reduced in accordance with Section 7.21(a) of the Amended Loan Agreement.